Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer & Chief Legal Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2020

LAUREL, Miss. (December 17, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2020.

Net sales for the fourth quarter of fiscal 2020 were $940.0 million compared with $906.5 million for the same period a year ago. For the quarter, the Company reported net income of $27.9 million, or $1.26 per share, compared with a net loss of $22.9 million, or $1.05 per share, for the fourth quarter of fiscal 2019.

Net sales for fiscal 2020 were $3.564 billion compared with $3.440 billion for fiscal 2019. Net income for the fiscal year totaled $28.3 million, or $1.27 per share, compared with net income of $53.3 million, or $2.41 per share, for last fiscal year.

“Over the course of the fourth quarter and fiscal year ended October 31, 2020, our company and industry faced extraordinary challenges caused by the COVID-19 pandemic and the unprecedented social and economic impact the virus continues to have on the United States,” said Joe F. Sanderson, chairman and chief executive officer of Sanderson Farms, Inc. “Through our diligent efforts to implement protocols designed to keep our teams and communities safe, and our ability to shift our production to the highest demand areas, our operations have continued to perform well and have helped to feed American families and maintain the U.S. food supply during the pandemic. I must thank our employees, our contract poultry producers, our customers, our vendors, the consumers who buy our products and the communities and states in which we operate for their hard work, dedication and perseverance during these unprecedented times. I am so very grateful for everyone associated with Sanderson Farms for rising to the challenges of 2020.

“While demand from our food service customers has remained under pressure, demand for chicken products sold to retail grocery store customers remained strong through the end of the fiscal year. We believe these conditions will continue until consumers return to restaurants and resume dining away from home in large numbers. Therefore, we are continuing to shift our production toward the tray packs that are in high demand in the retail grocery market.”

Sanderson continued, “We are confident in our ability to continue to execute our organic growth strategy and enhance value for our shareholders and other stakeholders. As such, our Board of Directors recently increased our cash dividend and extended our share repurchase plan.

“For the fiscal year, we reported record volume of poultry products sold of 4.81 billion pounds, compared to 4.53 billion pounds in fiscal 2019. Grain prices were slightly lower during fiscal 2020 compared with prices paid in fiscal 2019, and feed costs in processed flocks were lower by 3.4 percent.”

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2020

December 17, 2020

According to Sanderson, overall realized prices for poultry products were 0.4 percent lower in fiscal 2020 compared with prices last year. Boneless breast meat market prices averaged 2.8 percent higher in the fourth quarter than the prior-year period. For the full fiscal year, boneless breast meat market prices were 4.3 percent lower compared with fiscal 2019. Jumbo wing market prices averaged $1.89 per pound during the fourth quarter of fiscal 2020, up 9.0 percent from the average of $1.73 per pound during the prior-year period. Jumbo wing market prices averaged $1.61 per pound during the fiscal year, down 6.6 percent from the average of $1.72 per pound for fiscal 2019. The average market price for bulk leg quarters decreased approximately 42.8 percent for the fourth fiscal quarter of 2020 compared with the fourth fiscal quarter of 2019, and decreased 20.6 percent for fiscal 2020 compared to fiscal 2019. Cash prices for corn during the fourth fiscal quarter decreased by 15.2 percent, while soybean meal cash prices were higher by 4.7 percent. For the full fiscal year, cash corn prices were lower by 3.8 percent, and soymeal cash prices were lower by 0.5 percent when compared to fiscal 2019.

“Prices paid for feed grain during fiscal 2020 were lower when compared to fiscal 2019, representing the eighth straight year of relatively flat or lower grain costs. However, we expect feed grain costs to increase in fiscal 2021. The USDA has lowered 2020 corn and soybean crop yield estimates and has increased its estimate of export demand. As a result, market prices for both corn and soybeans have moved significantly higher since September. If we priced all our remaining fiscal 2021 feed grain needs at current prices, costs for corn and soybean meal during fiscal 2021 would be $193.2 million higher than during fiscal 2020, based on fiscal 2020 volumes. However, we have priced only one week’s supply of our January soybean meal needs and have not priced any other grain needs past December 31, 2020.

“As of October 31, 2020, our balance sheet reflected $1.85 billion in assets, stockholders’ equity of $1.42 billion and net working capital of $354.0 million. We believe our balance sheet provides us with the financial strength to both support our organic growth strategy and consistently manage our operations through the cycles that characterize our industry. We continue to evaluate a new site as part of our next phase of organic growth, and we hope to be in a position to announce the location and begin work on a new poultry complex during the first half of calendar 2021,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 17, 2020, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue for 30 days. Those who wish to participate in the call may do so by dialing 866-524-3160 (ask to be joined into the Sanderson Farms, Inc. call).

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2020, and the following:

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2020

December 17, 2020

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

(15) Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about its future growth plans, future demand for its products, future prices for feed grains, future expenses, future production levels, future earnings, economic conditions or other industry conditions.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2020

December 17, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2020	2019	2020 (1)	2019 (1)
Net sales	$940,023	$906,489	$3,564,267	$3,440,258
Cost and expenses:
Cost of sales	848,307	884,946	3,370,111	3,158,323
Live inventory adjustment	—	2,800	—	2,800
Selling, general and administrative	49,461	51,150	205,750	211,141

	897,768	938,896	3,575,861	3,372,264

Operating income (loss)	42,255	(32,407)	(11,594)	67,994
Other income (expense)
Interest income	16	—	482	—
Interest expense	(715)	(982)	(5,207)	(4,156)
Other	1	3	8	9

	(698)	(979)	(4,717)	(4,147)

Income (loss) before income taxes	41,557	(33,386)	(16,311)	63,847
Income tax expense (benefit)	13,635	(10,515)	(44,585)	10,553

Net income (loss)	$27,922	$(22,871)	$28,274	$53,294

Earnings (loss) per share:
Basic	$1.26	$(1.05)	$1.27	$2.41

Diluted	$1.26	$(1.05)	$1.27	$2.41

Dividends per share	$0.44	$0.32	$1.40	$1.28

(1)

The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2020 and 2019 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2020

December 17, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31,
	2020 (1)	2019 (1)
Assets
Current assets:
Cash and cash equivalents	$49,061	$95,417
Accounts receivable, net	147,546	131,778
Receivable from insurance companies	—	445
Inventories	290,007	289,928
Refundable income taxes	33,977	6,612
Prepaid expenses	57,544	56,931

Total current assets	578,135	581,111
Property, plant and equipment, net	1,224,746	1,185,860
Right-of-use assets	40,785	—
Other assets	5,365	7,163

Total assets	$1,849,031	$1,774,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$111,463	$132,741
Accrued expenses	98,663	82,940
Lease liabilities	13,981	—

Total current liabilities	224,107	215,681
Long-term debt, less current maturities	25,000	55,000
Claims payable and other liabilities	12,175	11,646
Deferred income taxes	141,672	74,132
Long-term lease liabilities	26,804	—
Commitments and contingencies
Stockholders’ equity:
Common stock	22,251	22,204
Paid-in capital	90,420	86,010
Retained earnings	1,306,602	1,309,461

Total stockholders’ equity	1,419,273	1,417,675

Total liabilities and stockholders’ equity	$1,849,031	$1,774,134

(1)

The Condensed Consolidated Balance Sheets at October 31, 2020 and 2019 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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